Filed Pursuant to Rule 433 Dated November 4, 2026 Registration No. 333-298611
The Bank of Nova Scotia Senior Note Program, Series A Equity Linked Securities

Market Linked Securities—Auto-Callable with Fixed Coupon and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the common stock of Amazon.com, Inc., the Class A common stock of Meta Platforms, Inc., the common stock of NVIDIA Corporation and the Class A common stock of Space Exploration Technologies Corp. due November 19, 2029

Term Sheet to the Preliminary Pricing Supplement dated November 4, 2026

Summary of Terms

Issuer	The Bank of Nova Scotia (the “Bank”)
Market Measures

The common stock of Amazon.com, Inc., the Class A common stock of Meta Platforms, Inc., the common stock of NVIDIA Corporation and the Class A common stock of Space Exploration Technologies Corp. (each referred to as an “Underlying Stock,” and collectively as the “Underlying Stocks”).

Pricing Date*	November 16, 2026
Issue Date*	November 19, 2026
Face Amount (Original Offering Price)	$1,000 per security
Coupon Payment:

On each coupon payment date, unless previously automatically called, you will receive a fixed coupon payment at a per annum rate equal to the coupon rate. Each “coupon payment” will be calculated per security as follows: ($1,000 × coupon rate) / 12. Each coupon payment will be rounded to the nearest cent, with one-half cent rounded upward.

Coupon Rate	At least 15.25% per annum, to be determined on the pricing date
Call Dates*	Monthly, on the third business day prior to each coupon payment date scheduled to occur from May 2027 to October 2029, inclusive, each subject to postponement
Coupon Payment Dates	Monthly, on the 14th of each calendar month, commencing in December 2026 and ending on the stated maturity date, each subject to postponement
Automatic Call

If the stock closing price of the lowest performing Underlying Stock on any call date is greater than or equal to its call threshold price, the securities will be automatically called, and on the related call settlement date you will be entitled to receive a cash payment per security in U.S. dollars equal to the face amount plus a final coupon payment

Call Settlement Date	The coupon payment date immediately following the applicable call date, subject to postponement
Maturity Payment Amount (per Security)

If the securities are not automatically called prior to the stated maturity date:

●if the ending price of the lowest performing Underlying Stock on the final calculation day is greater than or equal to its downside threshold price:

$1,000; or

●if the ending price of the lowest performing Underlying Stock on the final calculation day is less than its downside threshold price:

$1,000 × performance factor of the lowest performing Underlying Stock on the final calculation day

Final Calculation Day*:	November 14, 2029
Lowest Performing Underlying Stock	For any call date or the final calculation day, as applicable, the “lowest performing Underlying Stock” will be the Underlying Stock with the lowest performance factor on that day
Performance Factor	With respect to an Underlying Stock on any call date or the final calculation day, as applicable, its stock closing price on such day divided by its starting price (expressed as a percentage)
Stated Maturity Date*	November 19, 2029, subject to postponement
Starting Price	For each Underlying Stock, its stock closing price on the pricing date
Ending Price	For each Underlying Stock, its stock closing price on the final calculation day
Call Threshold Price	For each Underlying Stock, 100.00% of its starting price
Downside Threshold Price	For each Underlying Stock, 70.00% of its starting price
Calculation Agent	Scotia Capital Inc., an affiliate of the Bank
Denominations	$1,000 and any integral multiple of $1,000
Agents**

Scotia Capital (USA) Inc. and Wells Fargo Securities, LLC (“WFS”).

WFS will receive a discount of up to 2.325%; dealers, including Wells Fargo Advisors, LLC (“WFA”), may receive a selling concession of up to 1.75%, and WFA may receive a distribution expense fee of 0.075%.

CUSIP / ISIN	06419UAR6 / US06419UAR68
Material Canadian and U.S. Tax Consequences	See the preliminary pricing supplement.

* Subject to change.

** In respect of certain securities, we may pay a fee of up to $3.00 per security to selected securities dealers for marketing and other services in connection with the distribution of the securities to other securities dealers.

Hypothetical Payout Profile

60%
40%
20%
0%
-20%
-40%
-60%
-80%
100%
Security Return at Maturity
30% contingent
downside protection
Return of Lowest Performing
Underlying Stock at Maturity
-100%
-80%
-60%
-40%
-30%
-20%
0%
20%
40%
60%
Hypothetical Security Return
Hypothetical Return of Lowest Performing Underlying Stock

If the securities are not automatically called prior to stated maturity and the ending price of the lowest performing Underlying Stock on the final calculation day is less than its downside threshold price, you will lose more than 30%, and possibly all, of the face amount of your securities at stated maturity.

Any return on the securities will be limited to the sum of your coupon payments received. You will not participate in any appreciation of any Underlying Stock but, if the securities are not automatically called, you will have full downside exposure to the lowest performing Underlying Stock on the final calculation day if the ending price of that Underlying Stock is less than its downside threshold price.

If the securities priced today, the estimated value of the securities would be between $908.98 (90.898%) and $938.98 (93.898%) per security. See “The Bank’s Estimated Value of the Securities” in the preliminary pricing supplement.

Preliminary pricing supplement:

http://www.sec.gov/Archives/edgar/data/9631/000183988226055034/bns_424b2-36621.htm

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See “Selected Risk Considerations” in this term sheet, “Selected Risk Considerations” in the preliminary pricing supplement and “Risk Factors” in the product supplement, prospectus supplement and prospectus.

This introductory term sheet does not provide all the information that an investor should consider prior to making an investment decision. This term sheet should be read in conjunction with the preliminary pricing supplement, product supplement, prospectus supplement, and prospectus.

NOT A BANK DEPOSIT AND NOT INSURED OR GUARANTEED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY

Selected Risk Considerations

The risks set forth below are discussed in detail in “Selected Risk Considerations” in the preliminary pricing supplement and “Risk Factors” in the product supplement, prospectus supplement and prospectus. Please review those risk disclosures carefully.

Risks Relating To The Securities Generally

●If The Securities Are Not Automatically Called Prior To Stated Maturity, You May Lose Some Or All Of The Face Amount Of Your Securities At Stated Maturity.

●The Securities Are Subject To The Full Risks Of Each Underlying Stock And Will Be Negatively Affected If Any Underlying Stock Performs Poorly, Even If Another Underlying Stock Performs Favorably.

●Your Return On The Securities Will Depend Solely On The Performance Of The Underlying Stock That Is The Lowest Performing Underlying Stock On Each Applicable Call Date Or The Final Calculation Day, As Applicable, And You Will Not Benefit In Any Way From The Performance Of A Better Performing Underlying Stock.

●You Will Be Subject To Risks Resulting From The Relationship Among The Underlying Stocks.

●You May Be Fully Exposed To The Decline In The Lowest Performing Underlying Stock On The Final Calculation Day From Its Starting Price, But Will Not Participate In Any Positive Performance Of Any Underlying Stock.

●Higher Coupon Rates Are Associated With Greater Risk.

●You Will Be Subject To Reinvestment Risk.

Risks Relating To An Investment In The Bank’s Debt Securities, Including The Securities

●Your Investment Is Subject To The Credit Risk Of The Bank.

Risks Relating To The Estimated Value Of The Securities And Any Secondary Market

●The Inclusion Of Dealer Spread And Projected Profit From Hedging In The Original Offering Price Is Likely To Adversely Affect Secondary Market Prices.

●The Bank's Estimated Value Of The Securities Will Be Lower Than The Original Offering Price Of The Securities.

●The Bank's Estimated Value Does Not Represent Future Values Of The Securities And May Differ From Others' Estimates.

●The Bank's Estimated Value Is Not Determined By Reference To Credit Spreads For Our Conventional Fixed-Rate Debt.

●If The Price Of The Underlying Stocks Change, The Market Value Of Your Securities May Not Change In The Same Manner.

●The Price At Which The Securities May Be Sold Prior To Maturity Will Depend On A Number Of Factors And May Be Substantially Less Than The Amount For Which They Were Originally Purchased.

●The Securities Lack Liquidity.

Risks Relating To The Underlying Stocks

●The Securities Will Be Subject To Single Stock Risk.

●Investing In The Securities Is Not The Same As Investing In Any Market Measure.

●Historical Values Of A Market Measure Should Not Be Taken As An Indication Of The Future Performance Of Such Market Measure During The Term Of The Securities.

●The Securities May Become Linked To The Common Stock Of A Company Other Than An Original Underlying Stock Issuer.

●We, The Agents And Our Or Their Respective Affiliates Cannot Control Actions By An Underlying Stock Issuer.

●None Of Us, The Agents Or Our Or Their Respective Affiliates Have Any Affiliation With Any Underlying Stock Issuer Or Have Independently Verified Their Public Disclosure Of Information.

●You Have Limited Anti-dilution Protection.

●There Is Very Limited Trading History For The Class A Common Stock of Space Exploration Technologies Corp.

Risks Relating To Hedging Activities And Conflicts Of Interest

●A Participating Dealer Or Its Affiliates May Realize Hedging Profits Projected By Its Proprietary Pricing Models In Addition To Any Selling Concession And/Or Any Distribution Expense Fee, Creating A Further Incentive For The Participating Dealer To Sell The Securities To You.

●Hedging Activities By The Bank And/Or The Agents May Negatively Impact Investors In The Securities And Cause Our Respective Interests And Those Of Our Clients And Counterparties To Be Contrary To Those Of Investors In The Securities.

●Market Activities By The Bank Or The Agents For Their Own Respective Accounts Or For Their Respective Clients Could Negatively Impact Investors In The Securities.

●The Bank, The Agents And Their Respective Affiliates Regularly Provide Services To, Or Otherwise Have Business Relationships With, A Broad Client Base, Which Has Included And May Include Issuers Of An Underlying Stock, The Sponsor Or Investment Advisor For A Fund And/Or The Issuers Of Securities Included In An Index Or Held By A Fund.

●Other Investors In The Securities May Not Have The Same Interests As You.

●There Are Potential Conflicts Of Interest Between You And The Calculation Agent.

●A Coupon Payment Date, A Call Settlement Date And The Stated Maturity Date May Be Postponed If The Corresponding Call Date Or Final Calculation Day, As Applicable, Is Postponed.

Risks Relating to Canadian and U.S. Federal Income Taxation

●The Tax Consequences Of An Investment In The Securities Are Unclear. Significant aspects of the tax treatment of the securities are uncertain. You should consult your tax advisor about your tax situation. See “Canadian Income Tax Consequences” and “Material U.S. Federal Income Tax Consequences” in the preliminary pricing supplement.

The Bank has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Bank has filed with the SEC for more complete information about the Bank and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Bank, any Underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling your financial advisor or by calling Wells Fargo Securities, LLC at 866-346-7732.

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.

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